Exhibit 23.1
Jones & Keller, P.C.
1625 Broadway, Suite 1600
Denver, CO  80202
303-573-1600
January 27, 2009
Citizens, Inc.
400 East Anderson Lane
Austin, Texas 78752

Re:	Citizens, Inc. Registration Statement on Form S-4 Amendment No. 1; SEC File No. 333-156721
Ladies and Gentlemen:
     We hereby consent to the filing of our Opinion Letter dated January 27, 2009 as an exhibit to the Registration Statement on Form S-4, Amendment No. 1, of Citizens, Inc., SEC File No. 333-156721 and to the reference to this firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Jones & Keller, P.C.
JONES & KELLER, P.C.